Exhibit 10.1

Amendment #1 to Consulting Project Details #2

This Amendment #1 (“Amendment”) to the Consulting Project Details #2, fully executed on October 11, 2025, between Lulu’s Fashion Lounge, LLC (“Client”) and Business Talent Group, LLC (“BTG”) is entered into as of January 22, 2026 (“Amendment Effective Date”).

WHEREAS, Client and BTG entered into a Consulting Project Details #2, fully executed on October 11, 2025 (the “CPD”) wherein BTG agreed to provide professional services to Client;

WHEREAS, Client and BTG wish to revise the terms of the CPD to account for changes in the Project Description, Project Timeline, and Fees;

NOW, THEREFORE, in consideration of the promises and mutual obligations set forth herein, Client and BTG agree to amend the CPD as follows:

1.	In the section titled “Project Description”, a paragraph should be added at the end of the section with the following:

Milestone 2 shall be completed in approximately 22 working days and will be delivered on or about February 23, 2026. During Milestone 2, Consultant shall be designated as Client’s and its affiliates’ (including its public company entity, Lulu’s Fashion Lounge Holdings, Inc.) “fractional Chief Financial Officer.” Key activities and deliverables of Milestone 2 include:

●	Final completion, wrap-up, and delivery of activities outlined in Milestone 1.

2.	In the section titled “Project Description”, the third paragraph should be deleted in its entirety and replaced with the following:

Consultant is responsible for completing the Project deliverables and services above. Consultant’s role is limited to providing consulting advice and Project recommendations based on Client’s stated goals and scope of services. Consultant is an independent professional and not an employee of Client.  During Milestone 1 and Milestone 2, Consultant shall be designated as Client’s and its affiliates’ (including its public company entity, Lulu’s Fashion Lounge Holdings, Inc.) “fractional Chief Financial Officer.” All decisions regarding the implementation, use, or reliance upon Consultant’s advice, deliverables, or recommendations shall be made solely by Client, and Client retains full responsibility and liability for such decisions. Client is under no obligation to follow any advice or recommendations provided by Consultant.

3.	In the section titled “Project Timeline”, the entire section shall be deleted and replaced with the following:

It is expected that this Project will begin on October 13, 2025, and last until February 23, 2026. Milestone 1 will begin on October 13, 2025, and last until January 22, 2026. Milestone 2 will begin on January 23, 2026, and will last until February 23, 2026. The Project may be extended as mutually agreed with Client.

Consultant and Client will mutually agree on Project logistics (schedules, travel itineraries, locations, general project logistics), taking into account Client’s and Consultant’s schedules, policies, and practices.

In accordance with MSA terms between Lulu’s Fashion Lounge, LLC, and Business Talent Group, LLC, Client may terminate a Consultant’s services at any time.

4.	In the section titled “Fees”, the entire section shall be deleted and replaced with the following:

Client shall pay to BTG $170,000 for the Milestone 1 described above, and $63,000 for the Milestone 2 described above.

Client shall reimburse BTG for Consultant’s reasonable out-of-pocket expenses in accordance with Client’s travel policy upon submittal of proper documentation.

BTG will invoice Client: i. for $85,000 on or about January 5, 2026, ii. for $85,000 after Milestone 1 conclusion on or about January 22, 2026, and iii. $63,000 after Milestone 2 conclusion on or about February 23, 2026. Client shall pay all invoices within thirty (30) days of invoice date.

If Client hires Consultant Heidi Crane as an employee, prior to the conclusion of Milestone 2, Milestone 2 fees should be prorated to reflect the actual time worked.

5.	In the section titled “Additional Terms”, the entire section shall be deleted and replaced with the following:

Notwithstanding anything to the contrary in Section 3.b. of the Agreement:

i.	If Client hires Consultant Heidi Crane as an employee, Client shall pay BTG an employee hire fee equal to: (thirty percent (30%) of the total target first-year cash compensation offered by Client to Consultant) minus (BTG Project Net Revenue actually paid to BTG by Client at the time of such hiring).

ii.	“BTG Project Net Revenue” means: (fees paid by Client for this Project) minus (fees which BTG has paid or is obligated to pay to Consultant for this Project).
iii.	Client may hire Consultant Heidi Crane as an employee prior to the conclusion of Milestone 2. In such a case, prorated Milestone 2 fees actually paid to BTG by Client will be included in the calculation of “BTG Project Net Revenue”.
iv.	For the avoidance of doubt, the terms of Section 3.b. of the Agreement shall continue to apply without the modification above for any other Consultant.

6.	All other terms and conditions that are not herein amended will remain in full force and effect.

[signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the Amendment Effective Date above.

Lulu’s Fashion Lounge, LLC	Business Talent Group, LLC

BY:___ /s/ Crystal Landsem ___________	BY:_______/s/ Amber Marrow-Jones_____
NAME:___ Crystal Landsem __________ TITLE:__ Chief Executive Officer _____	NAME:_____ Amber Marrow-Jones______ TITLE:__ Sr. Contracts Manager_________
DATE:_____1/22/26____________________	DATE:_____1/22/26_______________________